                                                                 EXHIBIT 11




                            STROUDS, INC.
                  COMPUTATION OF PER SHARE EARNINGS


                                            13 WEEKS ENDED          39 WEEKS ENDED
                                        ----------------------   ----------------------
                                      November 30, November 25, November 30, November 25,
                                          1996         1995        1996         1995
(in thousands, except share data)       ---------    ---------   ---------    ---------
---------------------------------
Weighted average number of common
   shares outstanding                      8,523        8,432       8,518        8,374

Common Stock equivalents:
Shares applicable to Warrants based
   on average market for period              --           213         --           213
                                        ---------    ---------   ---------    ---------
Weighted average number of common
   and common equivalent shares
   outstanding, assuming full dilution     8,523        8,645       8,518        8,587
                                        =========    =========   =========    =========



Net income (loss)                       $ (1,578)    $    669    $ (2,593)    $  1,105
                                        =========    =========   =========    =========

Net income (loss) per common and
   common equivalent shares             $  (0.18)    $   0.08    $  (0.30)    $   0.13
                                        =========    =========   =========    =========

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Fully diluted net income (loss) per share is not presented since the amounts do not differ significantly from the primary net income per share presented.